Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the 2013 Omnibus Incentive Plan and 2013 Employee Share Purchase Plan of CHC Group Ltd, of our report dated October 25, 2013, except as to Note 18, which is as of January 6, 2014, with respect to the consolidated financial statements and schedule of CHC Group Ltd. included in its prospectus dated January 16, 2014 relating to the registration statement on Form S-1 (File No. 333-191268), for the year ended April 30, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Vancouver, Canada
January 23, 2014